October 10, 2013

360 Funds
WP Large Cap Income Plus Fund
4520 Main Street, Suite 1425
Kansas City, MO 64111

Ladies and Gentlemen:

This letter is in response to your request for our opinion, as counsel to 360 Funds (the “Trust”), in connection with the filing of Post-Effective Amendment No. 20 under the Securities Act of 1933, as amended, and Post-Effective Amendment No. 22 under the Investment Company Act of 1940, as amended, (the “Amendment”) to the Registration Statement, File Nos. 333-123290 and 811-21726 (the “Registration Statement”), of the Trust.  The Amendment is being filed to create an indefinite number of shares of beneficial interest (the “Shares”) of a new series of the Trust, the WP Large Cap Income Plus Fund (the “Fund”).

We have examined a copy of the Trust Instrument, as amended, the Trust’s record of the various actions by the Trustees thereof, certain agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and, such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Amendment is effective for purposes of applicable United States federal securities laws, the Shares of the Fund, if issued in accordance with the then-current Prospectus and Statement of Additional Information of the Fund, will be validly issued, fully paid and non-assessable.  Purchasers of the Shares will have no obligation to make any further payments for the purchase of Shares of the Fund solely by reason of their ownership of the Shares.

The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the United States federal securities laws that are applicable to equity securities issued by registered open-end investment companies.  We express no opinion as to the effect of the laws of any other jurisdiction.  We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

360 Funds
October 10, 2013

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment to the Registration Statement and to the reference to our firm in the related Statement of Additional Information under the caption “Legal Matters”.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.

Very truly yours, /s/ Graydon Head & Ritchey LLP Graydon Head & Ritchey LLP